Herman Miller Reports Strategic Progress and Improved Momentum in the First Quarter of Fiscal Year 2015
Webcast to be held Thursday, September 18, 2014, at 9:30 AM EDT

Release	Immediate
Date	September 17, 2014
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its first quarter ended August 30, 2014. Net sales in the quarter totaled $509.7 million, an increase of 8.9% from the same quarter last fiscal year. New orders in the first quarter of $517.0 million were 9.7% above the prior year level.

The company's results include a partial quarter of activity related to the acquisition of Design Within Reach, Inc. ("DWR"), which closed on July 28, 2014. On an organic basis, which adjusts for the impact of acquisitions and divestitures and foreign currency translation, sales and orders in the first quarter increased 5.0% and 6.0%, respectively, from the same quarter last fiscal year.

Operating earnings in the first quarter were 8.3% of net sales compared to 8.4% reported in the prior year. The company’s earnings in the quarter were reduced by $5.0 million in costs associated with the DWR acquisition, including transaction expenses and the amortization of costs capitalized in inventory under purchase accounting. Excluding these expenses, adjusted operating earnings in the first quarter were 9.3% of net sales, equal to the adjusted operating earnings percentage in the first quarter of fiscal 2014.

Herman Miller reported net earnings of $0.42 per share on a diluted basis in the first quarter. This compares to diluted earnings per share of $0.38 in the same quarter last fiscal year. Excluding acquisition-related expenses recognized in the current period, adjusted diluted earnings per share in the first quarter totaled $0.47. This compares to adjusted earnings of $0.43 per share in the first quarter of fiscal 2014.

Brian Walker, Chief Executive Officer, stated, “This quarter we delivered solid financial performance highlighted by strong sales and order growth and improved gross margins. We also made important progress executing on our strategic priorities. The acquisition of DWR is another keystone investment that immediately accelerates our consumer business. Importantly, DWR will also enhance Herman Miller’s brand exposure and product portfolio to the benefit of both our contract and consumer channels.”

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	(Unaudited)
	Three Months Ended
	8/30/2014	8/31/2013	% Chg.
Net Sales	$509.7	$468.1	8.9%
Gross Margin %	36.4%	36.3%	N/A
Operating Expenses	$143.4	$130.9	9.5%
Operating Earnings %	8.3%	8.4%	N/A
Adjusted Operating Earnings % *	9.3%	9.3%	N/A
Adjusted EBITDA*	$59.2	$54.7	8.2%
Net Earnings Attributable to Herman Miller, Inc.	$25.2	$22.5	12.0%
Earnings Per Share – Diluted	$0.42	$0.38	10.5%
Adj. Earnings Per Share – Diluted *	$0.47	$0.43	9.3%
Orders	$517.0	$471.2	9.7%
Backlog	$322.7	$275.7	17.0%

*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities & Exchange Commission.

First Quarter Fiscal 2015 Financial Results

Following the acquisition of DWR, Herman Miller realigned the composition of its reportable segments to reflect the new operational and management structure of the business. As a result, the company's previously defined "Specialty and Consumer" structure has been split into two separate reportable segments. The "Specialty" segment includes the operations associated with the company's Geiger, Maharam, and Herman Miller Collection business units. Under the new structure, the company's "Consumer" business segment reflects the results associated with its combined North American consumer wholesale business and retail business, including DWR. The company's North American and ELA segments were not affected by this change. Historical segment data under these new definitions is available for download under the "Presentations" link at the company's investor web page at www.hermanmiller.com.

Sales for the quarter within Herman Miller’s North American reportable segment were $321.1 million, an increase of 0.9% from the same quarter last fiscal year. On an organic basis, segment sales increased 2.0% on a year-over-year basis. New orders in the first quarter totaled $312.7 million and reflected continued improvement in U.S. federal government project activity. In total, segment orders were up 4.7% from the year ago period. On an organic basis, segment orders in the first quarter were 5.9% higher than last year.

Net sales within the ELA segment totaled $95.4 million in the first quarter of fiscal 2015. This represents a 16.9% increase from the same quarter of last fiscal year and reflects growth across each of the segment's primary geographic regions. New orders in this segment totaled $111.8 million in the first quarter, representing a year-over-year increase of 12.7%. On an organic basis, segment sales increased 14.6% and orders increased 10.7% from the first quarter of last year.

Net sales in the first quarter within Herman Miller’s Specialty segment totaled $54.6 million. This represents a 5.0% increase over sales in the same quarter last year. New orders in the quarter of $57.1 million increased 6.9% from the year ago period.

The Consumer segment reported net sales of $38.6 million in the first quarter, which is an increase of 136.8% from the same quarter last fiscal year. Orders in the first quarter of $35.4 million were 77.9% above the prior year. On an organic basis, adjusting for the partial-quarter consolidation of DWR, segment sales increased 14.1% and orders decreased 19.1%.

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Herman Miller's consolidated gross margin in the first quarter totaled 36.4%. This compares to 36.3% reported in the same quarter of last fiscal year. In each of these periods, the reported gross margin was reduced by certain expenses associated with the valuation of acquired inventories as required under GAAP purchase accounting. The company's results this quarter reflect $3.0 million of these charges related to the DWR acquisition. By comparison, the prior year first quarter included $1.4 million of purchase accounting expenses associated with Maharam inventories. Additionally, Herman Miller's reported gross margin in the first quarter of last fiscal year included approximately $1 million of legacy pension expenses associated with defined benefit pension plans that have since been terminated. Adjusting for these items, the company's first quarter gross margin improved 20 basis points from the same period in fiscal year 2014. This year-over-year improvement is primarily attributed to favorable product and channel mix, including the addition of DWR.
Greg Bylsma, Chief Financial Officer, stated, "We continue to be pleased with our adjusted gross margin performance. While our results reflect only five weeks of DWR's operations, the acquisition had a meaningful impact on the quarter. The results also demonstrate improvements we've made across our existing operations through an ongoing focus on lean initiatives, strategic sourcing, and incremental pricing benefit. These improvements helped drive strong cash generation in the quarter, enabling us to pay down $27 million of the debt used to finance the acquisition."
Herman Miller reported operating expenses in the first quarter of $143.4 million compared to $130.9 million in the same quarter a year ago. The expenses this quarter reflect $2.0 million in professional fees and other non-recurring transaction expenses relating to the DWR acquisition. Operating expenses in the prior year included approximately $2.0 million of legacy pension charges. Adjusting for these items, operating expenses increased $12.5 million, the majority of which relates to the addition of DWR and variability driven by net sales growth.

Herman Miller’s effective income tax rate in the first quarter was 33.0% compared to 34.7% in the same quarter last fiscal year.

The company ended the first quarter with total cash and cash equivalents of $66.7 million, a decrease of $34.8 million from the balance at the end of fiscal year 2014. Cash used for the acquisition of DWR drove the decrease. Cash flow generated from operations in the first quarter was $42.0 million compared to $38.2 million in the same quarter last fiscal year. Herman Miller ended the first quarter with total debt of $350 million, down from $377 million immediately following the closing of the DWR acquisition.

Looking forward, Herman Miller expects net sales in the second quarter of fiscal 2015 to be in the range of $550 million to $570 million. Diluted earnings per share in the quarter are expected to range between $0.46 and $0.50. On an adjusted basis, excluding the impact of anticipated expenses associated with the initial valuation of DWR inventories, earnings per share in the quarter are expected to be between $0.50 and $0.54.
Mr. Walker concluded, “The people of Herman Miller are focused on delivering solid performance both today and over the long-run through the successful execution of our strategic priorities. We are encouraged by the progress we are making toward our strategic vision and the positive reactions to it from our customers and channel partners. We look forward to building on that momentum."

The company will host a live webcast to discuss the results of the first quarter of fiscal 2015 on Thursday, September 18, 2014, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $1.9 billion in revenue in fiscal 2014. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2013, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week. Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended August 30, 2014, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	August 30, 2014		August 31, 2013
Net Sales	$509.7	100.0%	$468.1	100.0%
Cost of Sales	324.1	63.6%	298.1	63.7%
Gross Margin	185.6	36.4%	170.0	36.3%
Operating Expenses	143.4	28.1%	130.9	28.0%
Operating Earnings	42.2	8.3%	39.1	8.4%
Other Expenses, net	4.7	0.9%	4.6	1.0%
Earnings Before Income Taxes and Equity Income	37.5	7.4%	34.5	7.4%
Income Tax Expense	12.4	2.4%	12.0	2.6%
Equity Income, net of tax	0.1	—%	—	—%
Net Earnings	25.2	4.9%	22.5	4.8%
Net Earnings Attributable to Noncontrolling Interests	—	—%	—	—%
Net Earnings Attributable to Herman Miller, Inc.	$25.2	4.9%	$22.5	4.8%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.43		$0.38
Weighted Average Basic Common Shares	59,295,859		58,727,106
Earnings Per Share – Diluted	$0.42		$0.38
Weighted Average Diluted Common Shares	59,911,852		59,336,842

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	August 30, 2014	August 31, 2013
Net Earnings	$25.2	$22.5
Cash Flows provided by Operating Activities	42.0	38.2
Cash Flows used for Investing Activities	(168.1)	(6.2)
Cash Flows from Financing Activities	91.9	(4.3)
Effect of Exchange Rates	(0.6)	(0.3)
Change in Cash	(34.8)	27.4
Cash, Beginning of Period	101.5	82.7
Cash, End of Period	$66.7	$110.1

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	August 30, 2014	May 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$66.7	$101.5
Marketable Securities	10.9	11.1
Accounts Receivable, net	190.9	204.3
Inventories, net	133.8	78.4
Prepaid Expenses and Other	62.9	56.5
Total Current Assets	465.2	451.8
Net Property and Equipment	227.8	195.2
Other Assets	503.7	343.9
Total Assets	$1,196.7	$990.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$50.0	$50.0
Borrowings on Revolver	100.0	—
Accounts Payable	153.3	136.9
Accrued Liabilities	188.5	169.2
Total Current Liabilities	491.8	356.1
Long-term Debt	200.0	200.0
Other Liabilities	87.3	62.7
Total Liabilities	779.1	618.8
Stockholders' Equity
Herman Miller, Inc. Stockholders' Equity	391.8	372.1
Noncontrolling Interest	25.8	0.0
Total Stockholders’ Equity	417.6	372.1
Total Liabilities and Stockholders’ Equity	$1,196.7	$990.9

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